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                                                                     Exhibit 4.7

               ASSIGNMENT AND AMENDMENT OF STOCKHOLDERS' AGREEMENT

         This Assignment and Amendment of Stockholders' Agreement, dated as of September 30, 1998 (the "Assignment") is made among Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), Accuride Corporation, a Delaware corporation ("Accuride"), Hubcap L.L.C., a Delaware limited liability company ("Hubcap") and RSTW Partners, III, L.P., a Delaware limited partnership ("RSTW").

         WHEREAS, Phelps Dodge, Accuride and Hubcap are parties to the Stockholders' Agreement, dated as of January 21, 1998 (the "Stockholders' Agreement"). Capitalized terms used herein and not defined herein, shall have the meaning assigned to them in the Stockholders' Agreement if defined therein.

         WHEREAS, Phelps Dodge is the owner of 2,400 shares of common stock, par value $.01 per share (the "Shares"), of Accuride.

         WHEREAS, Phelps Dodge and RSTW have entered into a Share Purchase Agreement, dated as of September 30, 1998, pursuant to which Phelps Dodge will sell the Shares to RSTW for $12,800,000 in cash, a copy of which is attached hereto as Exhibit A.

         NOW THEREFORE, in consideration of these premises, and other valuable consideration the receipt of which is acknowledged, the parties hereby agree as follows:

         1. Assignment and Assumption.

         Phelps Dodge hereby transfers, conveys, assigns and delivers to RSTW, and RSTW hereby assumes, all of Phelps Dodge's rights, duties and obligations under the Stockholders' Agreement, except that RSTW does not assume and shall not be liable for any obligation of Phelps Dodge under the Stockholders' Agreement which arose out of or relate to events or circumstances which occurred or existed prior to the date of this Assignment or any other obligations of Phelps Dodge, which obligations and liabilities shall continue to be the obligations and liabilities of Phelps Dodge. Upon execution of this Assignment, RSTW shall become a party to the Stockholders' Agreement as a Phelps Holder, and agrees to be bound by, and to comply fully with, the provisions of the Stockholders' Agreement as a Phelps Holder.

         2.  Acknowledgments.

         Accuride represents and warrants that (i) Exhibit B is a true and correct copy of Accuride's declination to accept the offer of Phelps Dodge set forth in its letter of August 18, 1998. and (ii) the number of authorized shares of capital stock of Accuride on the date of this Assignment is 50,000, of which 45,000 shares are common stock, of which 24,704 were outstanding as of June 30, 1998, and 5,000 shares are preferred stock, none of which are outstanding as of such date. No shares of common stock have been issued since June 30, 1998 other than in connection with Accuride's 1998 Employee Stock Purchase and Option Plan.

         RSTW represents and warrants that it is not engaged, directly or indirectly, in the manufacture, sale or distribution , and does not own, manage or control, directly or indirectly, any Person which engages in the manufacture, sale or distribution of rims, and wheels for vehicles anywhere.

         3.  Notices.

         The parties agree that after the date hereof, all notices to be sent to a Phelps Holder shall be sent in care of:



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                  RSTW Partners III, L.P.
                  Rice Sangalis Toole & Wilson
                  5847 San Felipe, Suite 4350
                  Houston, Texas  77057
                  Facsimile: (713) 783-9750
                  Attention: Robert Q. Berlin

                  with a copy to:

                  Patton Boggs LLP
                  2200 Ross Avenue, Suite 200
                  Dallas, Texas  75201
                  Facsimile: (214) 871-2688
                  Attention: James C. Chadwick


         4.  Miscellaneous.

         This Assignment shall become effective upon it being executed by all of the parties hereto and upon consummation of the sale of the Shares pursuant to the Share Purchase Agreement. Upon effectiveness of this Assignment, Phelps Dodge shall no longer be a party to the Stockholders' Agreement, and shall have no liability for performance after the effectiveness of this Assignment of any provisions thereof or obligations thereunder. The Stockholders' Agreement shall remain in full force and effect, and is not amended or modified except as expressly set forth herein.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            ACCURIDE CORPORATION,
                                            a Delaware corporation


                                            By: /s/ John R. Murphy
                                               ---------------------------------

                                            HUBCAP ACQUISITION, L.L.C.
                                            a Delaware limited liability company


                                            By: /s/ James H. Greene, Jr.
                                               ---------------------------------

                                            PHELPS DODGE CORPORATION
                                            a New York Corporation


                                            By: /s/ Thomas St. Clair
                                               ---------------------------------


                                            RSTW PARTNERS III, L.P.



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                                            a Delaware limited partnership

                                            By: RSTW Management, L.P.
                                                its general partner
                                            By: Rice Mezzanine Corporation,
                                                its general partner


                                            By: /s/ Jeffrey Alan Toole
                                               ---------------------------------



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